UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 3, 2008

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Building 700 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.                                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Louise A. Mawhinney as Senior Vice President and Chief Financial Officer

On March 7, 2008, Helicos BioSciences Corporation (“Helicos” or the “Company”) issued a press release announcing, among other matters, the resignation of Louise A. Mawhinney as Senior Vice President and Chief Financial Officer of Helicos, pursuant to the terms of a letter agreement (the “Agreement”) entered into between the Company and Ms. Mawhinney and effective as of March 3, 2008. Under the Agreement, Ms. Mawhinney will serve in her current position until the earlier of (1) March 19, 2008 and (2) an earlier date agreed upon in writing by Helicos and Ms. Mawhinney (the “Resignation Date”).

Under the terms of the Agreement, the Company will continue to pay Ms. Mawhinney her regular base salary from the Resignation Date through and including August 1, 2008, or an aggregate of  approximately $102,868, less any tax-related deductions or withholding.  Ms. Mawhinney also will be reimbursed for COBRA payments through August 1, 2008.  Pursuant to the Agreement, Ms. Mawhinney has agreed to provide transitional assistance to the Company through July 1, 2008.

In addition, the Agreement provides that Ms. Mawhinney’s outstanding stock options and restricted stock will accelerate such that the portion that would have been vested through August 1, 2008 will vest on the Resignation Date. Ms. Mawhinney will have 90 days from the Resignation Date to exercise all vested stock options.  The Agreement further provides that Helicos waives its right to receive repayment from Ms. Mawhinney for the one-time cash payment previously made by Helicos to Ms. Mawhinney, in the amount of $142,356, which amount represented a tax gross-up payment in connection with equity awards that were granted below fair market value (as described in the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 24, 2007.)

The above summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Appointment of Interim Principal Financial Officer and Interim Principal Accounting Officer

On March 7, 2008, Helicos issued a press release announcing, among other matters, the appointment of Stephen J. Lombardi, 52, as interim principal financial officer of Helicos, effective as of the Resignation Date.

Mr. Lombardi has served as our President since October 2007 and our Chief Operating Officer since February 2007. He joined Helicos in June 2006 as Senior Vice President of Sales and Marketing. He has over 27 years of commercial biotechnology experience as a scientist and in business management. Prior to Helicos he spent four years as a Senior Vice President at Affymetrix, Inc., serving as an executive in its Corporate Development, Product R&D and Marketing divisions. From 1986 to 2002, Mr. Lombardi was employed by Applied Biosystems, a division of Applera Corporation, most recently as Senior Vice President of Applications and Products. From 1989 to 1998, Mr. Lombardi led the formation of Applied Biosystems’ DNA sequencing and genetic analysis business, resulting in widely-used sequencers, including those which became the standard used for the Human Genome Project. Mr. Lombardi was also involved in forming Celera Genomics within the Applera corporate structure. He earned a BA degree in Biology from Merrimack College.

On March 7, 2008, Helicos issued a press release announcing, among other matters, the appointment of Kevin G. Lafond, 52, as interim principal accounting officer of Helicos, effective as of the Resignation Date.

Mr. Lafond has served as the Company’s controller since February 2007. Prior to joining Helicos Mr. Lafond served as the corporate controller at Pegasystems Inc., a computer software manufacturer, from September 2005 until February 2007 and the controller at Patni Computer Systems, Inc., a software development company, from April 2001 until September 2005.  He earned a BS from Plymouth State College, MS degrees in taxation and accountancy from Bentley College and has been a Certified Public Accountant since 1983.

There is no arrangement or understanding pursuant to which Mr. Lombardi was selected as interim principal financial officer or to which Mr. Lafond was selected as interim principal accounting officer.  There are no related party transactions between Helicos and either Mr. Lombardi or Mr. Lafond reportable under Item 404(a) of Regulation S-K.

On March 7, 2008, the Company issued a press release regarding, among other matters, the resignation and appointment described in this Item 5.02 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

10.1*	Letter Agreement, effective as of March 3, 2008, by and between Louise A. Mawhinney and Helicos BioSciences Corporation

99.1*	Press release, dated March 7, 2008

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

	By:	/s/ Stanley N. Lapidus
Date: March 7, 2008	Name: Stanley N. Lapidus
Title: Chairman and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1*	Letter Agreement, effective as of March 3, 2008, by and between Louise A. Mawhinney and Helicos BioSciences Corporation

99.1*	Press release, dated March 7, 2008

* Filed herewith